Exhibit 10.5


                    LEGAL/ADMINISTRATIVE OPTION AGREEMENT
                 WITH THE LAW OFFICES OF THOMAS C. COOK, LTD


This Legal/Administrative option agreement ("Agreement") is made as of this 31st day of January, 2007, by and between The Law Offices of Thomas C. Cook, LTD, 2921 N. Tenaya Way, Suite 234, Las Vegas, NV 89128, (referred to herein as the "Law Firm") and AngioGenex, Inc., 425 Madison Avenue, Suite 902, New York, NY 10017 (referred to herein as the "Company"), collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten ($10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "AGGX"; and

WHEREAS, the Law Firm practices primarily in securities law and assists businesses with U. S. Securities and Exchange ("SEC") reporting requirements; and

WHEREAS, the Company wishes to retain The Law Offices of Thomas C. Cook, LTD as a non-exclusive corporate Law Firm; and

WHEREAS, Thomas C. Cook, Esq. or his designees shall be granted an option (the "Option") to purchase two hundred thousand (200,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share.


      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain the Law Firm to provide general corporate legal services which may include, but not be limited to:
assistance in the drafting, preparation with general filings in accordance with the Rules and Regulations of the Securities and Exchange Commission, general administrative work, legal opinion letters, business consulting, SEC document preparation, coordination services and filing corporate documents on the SEC EDGAR system. The Law Firm shall agree to make itself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by the Law Firm are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Law Firm.

The Company agrees to provide the Law Firm with any information and documents as may be requested by the Law Firm in connection with the services to be performed for the Company. The Company shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by the Law Firm on behalf of the Company.

2. Term. The term of this Legal/Administrative Option Agreement shall be from the date hereof until the period ended June 30, 2007 (the "Term").

3. Compensation. As compensation for entering into this Agreement and for services rendered over the Term, Thomas C. Cook, Esq. or his designees shall be granted an option (the "Option") to purchase two hundred thousand (200,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share. The Option may be exercised in whole or in part, for a period of the Term of this Agreement. The Option, pursuant to the consent of the Company's Board of Directors, shall be granted in the name of The Law Offices of Thomas C. Cook, LTD. This is a cashless option, where the funds paid to exercise this Option are paid directly to the Company. The Company hereby agrees to register the shares of common stock underlying the above referenced Option on a Form S-8 registration statement.

4. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties consent to the jurisdiction of the courts of the State of Nevada and the United States District Court of Nevada, and their respective appellate Courts and further waive objection to venue in any such court for all cases in controversy relating to disagreement or the relationship between the parties.

5. Independent Contractor Relationship. Law Firm and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Law Firm from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Law Firm shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Law Firm.

7.  Miscellaneous.

           7.1  Assignment. This Agreement is not transferable or assignable.

           7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          7.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

January 31, 2007

                                         AngioGenex, Inc.

                                         By: /s/ Richard Salvador
                                            --------------------------
                                                 Richard Salvador, Ph.D.
                                                 President, CEO

  AGREED AND ACCEPTED

  By:    /s/ Thomas C. Cook
         ---------------------------
         Thomas C. Cook, Esq.


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